Amerityre Corporation SC 13G

Exhibit 1

Joint Filing Agreement

This Joint Filing Agreement is made pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and between the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules promulgated thereunder may be filed on each of their behalf on Schedule 13G or 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1 and hereby, being duly authorized, have executed this Joint Filing Agreement as of February 09, 2022.

Dated: February 09, 2022

Shelton Funds, on behalf of its series,
the Shelton Equity Income Fund

/s/ Gregory T. Pusch
By:
Gregory T. Pusch
Chief Compliance Officer

Shelton Capital Management

/s/ Gregory T. Pusch
By:
Gregory T. Pusch
Chief Compliance Officer